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                                   EXHIBIT 11

                        COMPUTATION OF EARNINGS PER SHARE

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                                                                                  12/31/99          12/31/98          12/31/97
                                                                                -----------      ------------      -----------
              BASIC AND DILUTED
       --------------------------------
Loss before extraordinary gain applicable to common stock:

     Net (loss) before extraordinary gain                                       $(3,763,112)     $(15,165,194)     $(1,891,754)
     Deduct preferred stock dividends paid                                         (127,320)         (127,320)        (127,320)
                                                                                -----------      ------------      -----------

Net loss applicable to common stock before extraordinary gain                   $(3,890,432)     $(15,292,514)     $(2,019,074)
                                                                                ===========      ============     ============

Weighted average number of common shares outstanding                              6,273,268         5,353,078        4,996,694
                                                                                ===========      ============     ============

LOSS PER SHARE BEFORE EXTRAORDINARY GAIN                                        $      (.62)     $      (2.86)     $     (0.40)
                                                                                ===========      ============     ============

Extraordinary gain:

     Extraordinary gain                                                         $ 4,027,655      $         --      $        --
                                                                                ===========      ============      ===========

     Weighted average number of common shares outstanding                         6,273,268         5,353,078        4,996,694
                                                                                ===========      ============      ===========

EXTRAORDINARY GAIN                                                              $       .64               --                --
                                                                                ============     ============      ============

NET INCOME/(LOSS)                                                               $   264,543      $(15,165,194)     $ 1,891,754)

     Deduct preferred stock dividends paid                                         (127,320)         (127,320)        (127,320)
                                                                                ------------     ------------      ------------

     Net income (loss) applicable to common shareholders                        $   137,223      $(15,292,514)     $ 2,019,074
                                                                                ===========      ============      ===========

     Weighted average number of common shares outstanding                         6,273,268         5,353,078        4,996,694
                                                                                ===========      ============      ===========

EARNINGS (LOSS) PER SHARE - BASIC AND DILUTED                                   $       .02      $      (2.86)     $      (.40)
                                                                                ===========      ============      ============

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IN accordance with FAS 128, potentially diluted common shares are not included in a diluted earnings per share calculation since the result would be antidilutive on the loss before extraordinary items. As a result, basic and undiluted earnings per share are the same.